Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact:	Investors:
Bryan J. Carey	Nick Laudico
Chief Financial Officer	The Ruth Group
239-931-7285	646-536-7030
bcarey@rtsx.com	nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES COMPLETES ACQUISTION OF ONCURE

Adds 11 Physician Groups with 33 Radiation Treatment Centers in Strategically Attractive Markets

Offers Significant Expansion Opportunity for RTS’s Integrated Cancer Care Model

FORT MYERS, FL, October 25, 2013 — Radiation Therapy Services Holdings, Inc. (“Radiation Therapy” or “the Company”), the largest global, physician led provider of integrated cancer care services, announced today that its wholly owned subsidiary, Radiation Therapy Services, Inc. (“RTS”) has completed its acquisition of OnCure Holdings, Inc. (“Oncure”) as of October 25, 2013.

Financial terms of the transaction include RTS’s acquisition of Oncure for approximately $125.0 million, including $42.5 million in cash and up to $82.5 million in assumed debt ($7.5 million of assumed debt will be released assuming certain Oncure centers achieve a minimum level of EBITDA).

Strategic Rationale for the Transaction

•                  Scale - Increases the number of RTS Radiation Centers by over 25%

•                  Cost Efficiencies - Provides opportunity to further leverage RTS infrastructure and footprint to achieve significant operating synergies

•                  Revenue Growth Opportunity - Broadens and deepens ability to offer advanced cancer care to patients throughout the U.S. and offers significant expansion opportunity for integrated cancer care model across combined RTS / Oncure portfolio

Dr. Daniel Dosoretz, President and Chief Executive Officer, commented, “The acquisition of Oncure is a transformative event for RTS, and is the largest acquisition in our history. We realized over a decade ago that alternate site providers would need to offer an integrated suite of services in order to improve outcomes, operate at the lowest cost of care, provide a best-in-class environment for physicians, deepen payor relationships and offer patients the best possible care available. Today, we are the leader in integrated cancer care delivery with a proven model that serves the needs of patients throughout their care continuum, from diagnosis to treatment. Oncure provides a substantial increase in scale, physician resources and enhanced presence in existing markets for RTS, solidifying our existing position as the largest global physician-led provider of integrated cancer care services.

He continued, “We have already begun working with many of the world-class physician partners at OnCure and have been impressed with their top quality patient care and capabilities. RTS will provide them with greater leverage from improved clinical systems, managed care contracting and revenue cycle management.”

Bryan J. Carey, Vice Chairman and Chief Financial Officer, noted, “Oncure represents a compelling opportunity to both realize cost synergies from the acquisition as well as increase revenue through supplementing Oncure’s strong market position with our Integrated Cancer Care Strategy. We believe that this transaction substantially increases the growth profile of our organization, and we look forward to its successful integration, which is already well underway.”

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is the largest global, physician led provider of Integrated Cancer Care Services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. Including the Oncure Transaction, the Company operates 165 treatment centers, including 132 centers located in 16 U.S. states. The Company also operates 33 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

#  #  #